Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Strategic Allocation Portfolios, Inc.

We consent to the use of our report dated February 22, 2018, with respect to the financial statements of Voya Strategic Allocation Conservative Portfolio, Voya Strategic Allocation Growth Portfolio, and Voya Strategic Allocation Moderate Portfolio, each a series of Voya Strategic Allocation Portfolios, Inc., incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 25, 2018